Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-195740

September 8, 2014

PRICING TERM SHEET

BRANDYWINE OPERATING PARTNERSHIP, L.P.

$250,000,000 4.100% GUARANTEED NOTES DUE 2024

$250,000,000 4.550% GUARANTEED NOTES DUE 2029

Issuer:	Brandywine Operating Partnership, L.P.

Guarantor:	Brandywine Realty Trust

Expected Ratings*:	Moody’s Investor Services: Baa3 (stable) Standard & Poor’s Rating Services: BBB- (stable)

Type of Offering:	SEC registered

Title of Securities:	$250,000,000 4.100% Guaranteed Notes due 2024 (the “2024 Notes”) $250,000,000 4.550% Guaranteed Notes due 2029 (the “2029 Notes”)

Principal Amount:	2024 Notes: $250,000,000 2029 Notes: $250,000,000

Trade Date:	September 8, 2014

Settlement Date:	September 16, 2014 (T+6)

Maturity Date:	2024 Notes: October 1, 2024 2029 Notes: October 1, 2029

Interest Payment Dates:	2024 Notes: April 1 and October 1, beginning on April 1, 2015 2029 Notes: April 1 and October 1, beginning on April 1, 2015

Coupon (Interest Rate):	2024 Notes: 4.100% 2029 Notes: 4.550%

Price to Public:	2024 Notes: 99.388% of principal amount 2029 Notes: 99.191% of principal amount

Benchmark Treasury:	2024 Notes: 2.375% due August 15, 2024 2029 Notes: 2.375% due August 15, 2024

Benchmark Treasury Price / Yield:	2024 Notes: 99-04 / 2.475% 2029 Notes: 99-04 / 2.475%

Spread to Benchmark Treasury:	2024 Notes: +170 basis points (1.70%) 2029 Notes: +215 basis points (2.15%)

Yield to Maturity:	2024 Notes: 4.175% 2029 Notes: 4.625%

Redemption Provisions:	At any time before 90 days prior to the respective maturity dates, at the Treasury rate plus 25 basis points in the case of the 2024 Notes and 35 basis points in the case of the 2029 Notes.

If a series of notes is redeemed on or after 90 days prior to the maturity date of such series of notes, at 100% of the principal amount of the notes being redeemed, plus accrued interest thereon.

CUSIP / ISIN:	2024 Notes: 105340 AN3 / US105340AN33 2029 Notes: 105340 AP8 / US105340AP80

Joint Book-Running Managers:	Wells Fargo Securities, LLC Barclays Capital Inc. Jefferies LLC RBC Capital Markets, LLC

Senior Co-managers:	BNY Mellon Capital Markets, LLC Capital One Securities, Inc. Citigroup Global Markets, Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Comerica Securities, Inc.

Goldman, Sachs & Co.

The Huntington Investment Company

Janney Montgomery Scott LLC

Mitsubishi UFJ Securities (USA), Inc.

Regions Securities LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investment, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Brandywine Realty Trust Investor Relations collect at 610-832-7702 (or emailing marge.boccuti@bdnreit.com), Wells Fargo Securities, LLC toll free at 1-800-326-5897 (or emailing cmclientsupport@wellsfargo.com), Barclays Capital Inc. toll free at 1-888-603-5847 (or emailing barclaysprospectus@broadridge.com), Jefferies LLC collect at 1-212-284-3417 (or emailing Prospectus_Department@Jefferies.com) or RBC Capital Markets, LLC toll free at 1-866-375-6859 (or emailing usdebtcapitalmarkets@rbccm.com).

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